UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 14, 2011
FIRST MERCURY FINANCIAL CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	001-33077	38-3164336

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

26600 Telegraph Road
Southfield, Michigan		48033

(Address of Principal Executive Offices)		(Zip code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07	Submission of Matters to a Vote of Security Holders
A Special Meeting of the Stockholders of First Mercury Financial Corporation (the “Company ”) was held on January 14, 2011 to consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of October 28, 2010, as amended on December 30, 2010 (the “Merger Agreement”), among Fairfax Financial Holdings Limited, a Canadian corporation (“Fairfax”), Fairfax Investments III USA Corp., a Delaware corporation and an indirect wholly owned subsidiary of Fairfax, and the Company.
Adoption of the Merger Agreement required that stockholders of the Company representing at least a majority of the outstanding shares of the Company’s common stock vote in favor of the proposal. The final vote on this first matter was as follows:

Votes For	Votes Against	Abstentions
14,890,367	8,162	100
Since the votes for the matter constituted approximately 84% of the 17,752,360 outstanding shares of the Company’s common stock as of December 13, 2010, the record date for the special meeting, the Merger Agreement was adopted by the stockholders of the Company.
Because the proposal to adopt the Merger Agreement was approved by the Company’s stockholders, a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies was not presented to the stockholders.
Brokers did not have discretionary voting authority on either matter and, as a result, there were no broker non-votes. No votes were withheld for either matter.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange act of 1934, as amended, the Company has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

FIRST MERCURY FINANCIAL CORPORATION
DATE: January 18, 2011	BY: /s/ Richard H. Smith
	Name:	Richard H. Smith
	Title:	Chairman, President and Chief Executive Officer